SCHEDULE 14A
                          (Rule 14a-101)

             INFORMATION REQUIRED IN PROXY STATEMENT
                     SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
      Securities Exchange Act of 1934 (Amendment No.      )

Filed by the registrant  [ X ]

Filed by a party other than the registrant  [  ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                       DMI FURNITURE, INC.
__________________________________________________________________
         (Name of Registrant as Specified in Its Charter)

                        DMI FURNITURE, INC.
_________________________________________________________________
            (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [X]  No fee required.

     (1) Title of each class of securities to which transactions applies:

__________________________________________________________________

     (2) Aggregate number of securities to which transaction applies:

_________________________________________________________________

     (3) Per unit price of other underlying value of transaction computer pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

__________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:

__________________________________________________________________

     (5)  Total fee paid:

___________________________________________________________________
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

____________________________________________________________________

     (2)  Form, schedule or registration statement no.:

____________________________________________________________________

     (3)  Filing party:

____________________________________________________________________

     (4)  Date filed:

____________________________________________________________________







                         DMI FURNITURE, INC.

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD APRIL 2, 1998

     The Annual Meeting of Stockholders of DMI Furniture, Inc. (the "Corporation"), will be held at the Seelbach Hotel, 500 South 4th
Avenue, Louisville, Kentucky on Thursday, April 2, 1998, at 10:00 a.m. local time, for the purpose of:

     1.   Electing six Class I directors to serve until the 1999
          Annual Meeting of Stockholders and until their successors have been elected and qualified. Common stockholders will be entitled to vote for the Class I directors.

     2. Electing two Class II directors to serve until the 1999 Annual Meeting of Stockholders and until their successors have been elected and qualified. Series C Preferred Stockholders will be entitled to vote for the Class II directors.

     3. Acting on a proposal to approve the 1998 Stock Option Plan for Independent Directors.

     4. Acting on a proposal to appoint Arthur Andersen LLP as auditors for the 1998 fiscal year.

     5. Transacting such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on February 18, 1997, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

     The holders of a majority of the Corporation's issued and outstanding stock, present in person or represented by proxy, will constitute a quorum.

     All stockholders are cordially invited to attend the meeting, but whether or not you expect to attend the meeting in person, please sign and date the enclosed proxy and return it promptly so that your stock may be voted. If you attend the meeting, you may revoke your proxy and vote in person.

                                   By Order of the Board of Directors




                                   Joseph G. Hill
                                   Vice President, Finance; Chief
                                    Financial Officer; Treasurer and
                                    Secretary
Louisville, Kentucky
February 18, 1998



                         DMI FURNITURE, INC.

                           One Oxmoor Place
                           101 Bullitt Lane
                      Louisville, Kentucky 40222

               ________________________________________

                PROXY STATEMENT FOR ANNUAL MEETING OF
                STOCKHOLDERS TO BE HELD APRIL 2, 1998
               ________________________________________


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of DMI Furniture, Inc., a Delaware corporation (the "Corporation"), of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on April 2, 1998, and at any adjournment thereof (the "Annual Meeting").

     All expenses of preparing, printing, mailing, and delivering the proxy and all materials used in the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegraph by directors, officers and other employees of the Corporation, none of whom will receive additional remuneration. The Corporation will also request brokerage houses, custodians, and nominees to forward soliciting materials to the beneficial owners of the Corporation's common and preferred stock held of record by them and will pay reasonable expenses of these persons for forwarding these soliciting materials.

     This Proxy Statement and accompanying form of proxy were first sent or given to stockholders on or about February 20, 1998.

                                VOTING

     The close of business on February 18, 1998, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). On the Record Date, there were 3,164,251 shares of the Corporation's common stock, $.10 par value per share ("Common Stock") issued and outstanding. Each share of Common Stock is entitled to one vote on all matters coming before the Annual Meeting other than the election of Class II directors. Stockholders are not permitted to vote cumu-latively in the election of Class I directors. A majority of the outstanding shares of Common Stock will constitute a quorum.

     The Corporation's Certificate of Incorporation provides that holders of the Corporation's Series C Preferred Stock, par value $2.00 per share ("Series C Preferred"), are entitled to elect up to two Class II directors to serve a one-year term on the Board of Directors. On the Record Date, there were 1,995,050 shares of Series C Preferred issued and outstanding. Holders of Series C Preferred are entitled to one vote per share in the election of Class II directors. A majority of the outstanding shares of Series C Preferred will constitute a quorum.

     Shares of Common Stock and Series C Preferred represented by properly executed proxies received before the closing of the polls at the Annual Meeting will be voted as directed by the stockholders, unless revoked as described below. Under Delaware law, proxies marked as abstentions are not counted as votes cast. In addition, shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast. If no instructions are given, shares represented by executed but unmarked proxies will be voted FOR election of the individuals nominated as Class I or Class II directors, as applicable, and FOR approval of the two proposals being submitted to the Corporation's stockholders at the Annual Meeting. If any other matter is brought before the Annual Meeting, shares represented by proxies will be voted by the proxy holders as directed by a majority of the Board of Directors.

     Stockholders who execute proxies in the form solicited hereby retain the right to revoke those proxies at any time before the closing of the polls at the Annual Meeting. A stockholder may revoke a proxy by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of the Corporation at the Corporation's main office address at any time before the Annual Meeting. Stockholders may also revoke proxies (i) by delivering a duly executed proxy bearing a later date to the Inspector of Election at the Annual Meeting before the closing of the polls or (ii) by attending the Annual Meeting and voting in person. The presence of a stockholder at the Annual Meeting will not automatically revoke the stockholder's proxy.

                PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth certain information as of the Record Date relating to the shares of Series C Preferred and Common Stock beneficially owned by the Corporation's directors and executive officers and by beneficial owners of more than five percent of any class of the Corporation's voting stock.


                                                       Shares
Name & Address of                                   Beneficially            Percentage
Beneficial Owner            Title of Class              Owned               of Class(1)

Pattco, Inc.                Series C Preferred         910,616                 45.6%
James F. Patterson          Common Stock               264,434 (2)              8.4%
 10000 Shelbyville Road
 Louisville, KY 40222

C. Edward and Mary F.       Series C Preferred         332,858                  16.7%
  Glasscock                 Common Stock               102,416(3)                3.2%
 3200 Providian Center
 Louisville, KY 40202

The Prudential Ins.         Series C Preferred         172,623                    8.7%
 Co. of America             Common Stock                     0(4)                  -- (4)
 100 Mulberry Street
 Gateway Four
 Newark, NJ 07102

Allied Capital Corp.        Series C Preferred         199,920                   10.0%
 1666 K St., N.W.           Common Stock                     0(5)                  -- (5)
 (Suite 901)
 Washington, D.C. 20006

LBR&M Associates, L.P.      Series C Preferred         149,847                    7.5%
David M. Martin (6)         Common Stock                    --(7)                  -- (7)
 681 Andersen Drive
 Foster Plaza 6
 Pittsburgh, PA 15220

Phillip D. Miller           Common Stock               199,266                    6.3%
 140 East 29th St.
 Holland, MI 49423

Donald D. Dreher            Series C Preferred          45,531                    2.3%
   One Oxmoor Place         Common Stock               536,040(8)                14.9%(8)
   101 Bullitt Lane
   Louisville, KY 40222

Joseph G. Hill              Series C Preferred          45,531                    2.3%
   One Oxmoor Place         Common Stock               197,099(9)                 5.9%(9)
   101 Bullitt Lane
   Louisville, KY 40222

Thomas M. Levine            Common Stock                 9,016(10)                  *


Joseph L. Ponce             Common Stock                78,497(11)                2.5%

Alexander N. Rubin, Jr.     Common Stock                24,158(12)                  *

Thomas A. Dieruf                --                          --                     --

Mark E. Pulliam                 --                          --                     --

All directors and           Series C Preferred         423,920                   21.2%
  executive officers        Common Stock               947,226(13)               25.0%(13)
  as a group (8 persons)
________________________________

     *    Indicates less than 1% of class.

     (1) In determining the percentage of class, Common Stock and Series C Preferred are considered as separate classes. Shares of Common Stock subject to currently exercisable options are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class of any other person. Percentages of class of Com-mon Stock assume shares of Series C Preferred will not be converted into Common Stock. Percentages resulting from such conversion by a holder of Series C Preferred are included in footnotes.

     (2) Does not include 1,129,413 shares issuable upon the conversion of 894,972 shares of Series C Preferred at a purchase price of $1.63 per share and 15,644 shares of Series C Preferred at a purchase price of $1.00 per share, which would increase the percentage of class to 32.5%. As controlling shareholder of Pattco, Inc., Mr.
Patterson is deemed to be the beneficial owner of shares owned by Pattco, Inc.

     (3) Does not include 412,836 shares issuable upon the conversion of 327,139 shares of Series C Preferred at a purchase price of $1.63 per share and 5,719 shares of Series C Preferred at a purchase price of $1.00 per share, which would increase the percentage of class to 14.4%.

     (4) Does not include 211,807 shares issuable upon the conversion of the Series C Preferred at a purchase price of $1.63 per common share, which would represent 6.3% of the class.

     (5) Does not include 399,840 shares of Common Stock issuable upon conversion of the Series C Preferred at a purchase price of $1.00 per common share, which would represent 11.2% of the class.

     (6) Mr. Martin, who has been nominated for election as a Class I director, is a general partner of LBR&M Associates, L.P.

     (7) Does not include 183,861 shares of Common Stock issuable upon the conversion of Series C Preferred at a purchase price of $1.63 per common share, which would represent 5.5% of the class.

     (8) Includes exercisable stock options for 445,093 shares. Does not include 56,471 shares issuable upon the conversion of 44,749 shares of Series C Preferred at a purchase price of $1.63 per share and 782 shares of Series C Preferred at a purchase price of $1.00 per share, which would increase the percentage of class to 16.2%.

     (9) Includes exercisable stock options for 157,968 shares. Does not include 56,471 shares issuable upon the conversion of 44,749 shares of Series C Preferred at a purchase price of $1.63 per share and 782 shares of Series C Preferred at a purchase price of $1.00 per share, which would increase the percentage of class to 7.5%.

     (10) Includes exercisable stock options for 3,500 shares.

     (11) Includes exercisable stock options for 8,500 shares.

     (12) Includes exercisable stock options for 8,500 shares.

     (13) Includes exercisable stock options for an aggregate of 623,561 shares. Does not include 525,778 shares issuable upon the conversion of 416,637 shares of Series C Preferred at a purchase price of $1.63 per share and 7,283 shares of Series C Preferred at a purchase price of $1.00 per share, which would increase the percentage of class to 34.1%.


                        ELECTION OF DIRECTORS

     The Corporation's Board of Directors currently consists of eight directors, divided into two "classes" (Class I and Class II). The
Class I directors are elected by holders of Common Stock for a one-year term. Class I directors are elected by a plurality of the votes cast.

     Class II directors are elected by holders of Series C Preferred for a one-year term. The Corporation's Certificate of Incorporation provides that the number of Class II directors will be the greatest integral number of directors not exceeding one-fifth of the total number of directors, or two directors, whichever is greater. Holders of the Series C Preferred have chosen to nominate two candidates for election as Class II directors at the Annual Meeting. Class II directors are elected by a plurality of the votes cast.

     The Board of Directors knows of no reason why the nominees might be unwilling or unable to serve. However, if a nominee becomes unavailable or unable to serve before the election of directors, the Board of Directors reserves the right to make a substitution for that nominee, and the Board's proxy holders will vote the shares represented by the proxies they hold for the election of the sub-stitute nominee unless authority to do so is withheld.

     Holders of Series C Preferred have the right to elect a majority of the Board of Directors, upon request by holders of ten percent of the Series C Preferred, if (i) unpaid dividends of at least $269,500 on the Series C Preferred accrue, (ii) the Corporation fails to earn annual Consolidated Net Income of at least $769,500, or (iii) an Event of Noncompliance (as defined in the Corporation's Restated Certificate of Incorporation) occurs during the preceding fiscal year. If the holders of Series C Preferred become entitled to exercise this conditional right and choose to do so, certain of the Class I directors would cease to be directors in accordance with the Corporation's by-laws. The Corporation earned Consolidated Net Income of more than $769,500 in fiscal 1997 and is current with respect to dividends payable on the Series C Preferred.

     Alexander N. Rubin, Jr., a director of the Corporation since
1977, is retiring at the Annual Meeting from service on the Board of Directors. The Board wishes to express its appreciation to Mr. Rubin for his many years of service to the Corporation.

Class I Directors

     The following persons have been nominated for election as Class I
Directors:

     Donald D. Dreher (age 48) has served as President and Chief
Executive Officer of the Corporation since 1986 and as a director since 1980. Mr. Dreher is a director and Past President of the American Furniture Manufacturers Association and of the American
Furniture Hall of Fame. Mr. Dreher has served in various executive capacities with the Corporation since 1977. Before joining the Corporation, he was Corporate Systems Manager for Filtrol Corporation, which produces products for the mining and oil and gas industries.

     Joseph G. Hill (age 47), Vice President-Finance, Chief Financial
Officer, Treasurer, and Secretary of the Company since 1986, was elected to the Board of Directors in September 1993. Mr. Hill has served in various executive capacities with the Company since 1984.
He is also a director and Past President of the American Furniture
Manufacturers Association Finance Division.  Before joining the
Company, Mr. Hill was employed by Meidinger, Inc., now William M.
Mercer, Incorporated, a subsidiary of Marsh McLennan, Inc., a national management consulting firm, where he held the positions of Vice
President, Treasurer, and Consultant.

     Thomas M. Levine (age 48), a Class II director from 1984 to 1996, was elected as a Class I director in 1996. Mr. Levine is an independent management consultant. For more than the past five years, he has held the position of Executive Vice President of Fostin Capital
Corp., which is active in originating and participating in venture capital ventures and leveraged buy-outs on behalf of itself, its clients, and affiliates.

     Joseph L. Ponce (age 70) has been a director of the Corporation since 1977. Since 1991 Mr. Ponce has been a financial consultant to Laser Technology, a manufacturer of non-destructive test equipment, for whom he has served as a director since 1987. From 1986 to 1991, he was Chairman of the Board of Plastech International, Inc., a manufacturer of plastic products. Previously, Mr. Ponce was Managing
Director of Philadelphia First Group, Inc., an investment banking firm, from 1987 to 1988. From 1979 through 1987, he was Managing
Director of Wm. Sword & Co., Incorporated, an investment banking firm.
Mr. Ponce is also a director of Scott Specialty Gases, Inc., a specialty chemical company, and Science Management Corporation, a management consulting and engineering firm.

     Thomas A. Dieruf (age 52) has been a director of the Corporation since December 1996. Since 1976 Mr. Dieruf has been associated with
Pattco, Inc., a venture capital and management firm with interests in the restaurant, telecommunications, medical services and other industries, where he has served as Vice President since 1980. Mr.
Dieruf also serves in various management capacities with affiliates of Pattco, Inc., including as Chairman and a director of Resource
America, Inc., a medical information systems firm, and as Vice
President of Western Restaurants, Inc., which operates restaurants in Kentucky and surrounding states. Mr. Dieruf is a certified public accountant.

     David M. Martin (age 42) has been nominated for election as a Class I director at the Annual Meeting. Mr. Martin is President of
Foster Holdings, Inc. which manages a private investment partnership owned by the Foster family, located in Pittsburgh, Pennsylvania.
Foster Holdings, Inc. holds a diversified portfolio and invests in both traditional and non-traditional investments. Mr. Martin is also the general partner of a related partnership, which owns 149,847 shares of Series C Preferred.

Class II Directors

     Mary F. Glasscock (age 55) has been a Class II director since
September 1996. Mrs. Glasscock has been President of Glasscock, Inc., a women's apparel and antique retailer located in Louisville, Kentucky, since its inception in 1977.

     Mark E. Pulliam (age 39) has been a Class II director since
September 1996. Mr. Pulliam is Vice President of Pattco, Inc. and since 1992 has served in various capacities with Pattco, Inc. and its affiliates. Mr. Pulliam serves as Vice President of Global Trading
Company, a related import/export firm.  Prior to joining Pattco, Mr.
Pulliam served as Senior Vice President, Director of Development for
David Hocker & Associates, a regional real estate firm specializing in retail development. He also served as a Financial Analyst with Hospital Corporation of America, and as a Health Care Investment
Analyst with HCA Capital, the venture capital subsidiary of Hospital
Corporation of America.

                    BOARD COMMITTEES AND MEETINGS

     The Audit Committee, comprised of nonemployee directors Ponce, Rubin and Dieruf, met four times during fiscal 1997. The principal duties of the Committee are to recommend independent public accountants to the Board of Directors and to review with the independent accountants matters relating to internal auditing and the Corporation's system of internal controls.

     The Compensation/Stock Option Committee, consisting of nonemployee directors Levine, Rubin and Glasscock, has as its principal duties the review and negotiation of employment and compensation terms with the executive officers of the Corporation and the administration of the Corporation's incentive stock compensation plans for employees. It met four times during fiscal 1997.

     The Corporation does not have a standing nominating committee.
Functions of such a committee are conducted by the Board of Directors as a whole.

     During fiscal 1997, the Board of Directors met five times. All directors attended 100% of the Board and applicable committee meetings.


          REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE

Overview

     The Compensation/Stock Option Committee of the Corporation's
Board of Directors (the "Committee") exercises broad oversight responsibilities regarding executive compensation, and it determines the total compensation of executive officers and other key employees, including the Chief Executive Officer and the other executive officers. The Committee is composed of three independent, nonemployee directors who are not eligible to participate in any of the Corporation's compensation programs for its executive officers.

     The purposes of the Corporation's executive compensation policy are to attract and retain individuals of high caliber to serve as executive officers, to motivate their performance to achieve the Corporation's strategic objectives, and to align the interests of executive officers with the long-term interests of the Corporation's stockholders. A primary element of the Corporation's compensation policy is to pay for performance, so that each executive's total compensation relates directly to the Corporation's performance. The policy also recognizes that the Corporation operates with two executive officers, who are responsible not only for setting the Corporation's overall strategic policies, but also are expected to have direct day-to-day involvement in sales, customer communications, product development, and marketing.

     From 1977 through 1986, the Corporation recorded cumulative losses of more than $18 million. In April 1986, Donald D. Dreher and
Joseph G. Hill were appointed to their present positions as Chief
Executive Officer and Chief Financial Officer, respectively, and immediately instituted a strategy to return the Corporation to profitability by liquidating unprofitable subsidiaries and focusing the Corporation's operations on manufacturing and marketing wood office and residential furniture for distribution by large, fast-growing retailers. Beginning with fiscal 1987, Mr. Dreher's first full year as the Corporation's chief executive officer, the Corporation has reported
11 consecutive years of profitable results and net income totaling more than $16 million.

     At the beginning of fiscal 1996, the Company initiated a program to reduce the cost of sales and improve the margins on its products.
As part of this strategy, the Company incurred a one-time $868,000 charge for costs associated with the closing of its Gettysburg, Pennsylvania manufacturing plant. Operating profit increased to a record level in fiscal 1997, and the Company reported fully taxed earnings per share of $.40 for fiscal 1997. During the last eleven fiscal years, stockholders' equity per share has increased from $(2.42) per share at the end of fiscal 1986 to $2.21 per share at the end of fiscal 1997. The trading price for the Common Stock during this period has ranged from $3.50 per share in 1989 and 1995 to $.50 in the recessionary year of 1991. The trading price of the Common
Stock was $2.875 at the end of fiscal 1997.

     In years after fiscal 1986, in light of the Corporation's tenuous financial position early in that period, the Committee structured executive compensation packages to pay incentives in cash for achievement of earnings and cash management goals. As the Corporation's financial condition improved, the Committee increased the emphasis on providing senior management with a significant equity interest in the Corporation through awards of stock-based incentive compensation. The Committee believes that compensation policies designed to encourage stock ownership by its executive officers provide an incentive to maximize long-term performance by the Corporation and thereby increase the commonality of the interests of the Corporation's executive officers and the interests of stockholders.

Compensation

     Executive compensation consists of three components: base salary, bonuses, and long-term incentive compensation. The overall structure of each executive's compensation package is set forth in an employment agreement with the Corporation, generally for a multi-year term. See "Employment Agreements."

     Base Salaries

     At the beginning of each fiscal year, the Committee reviews each executive's base salary for the prior fiscal year in light of the Corporation's overall earnings and sales performance for the fiscal year, furniture industry conditions generally, changes in the cost of living, and the Committee's evaluation of the individual executive's responsibilities. The Committee then may increase or make no change in the executive's base salary for the new fiscal year, based on its subjective evaluation of the foregoing factors. Annual increases in base salary generally range from six to ten percent. Mr. Dreher's base salary was set at $275,000 on January 1, 1996, and remained at that level through fiscal 1997.

     For fiscal 1997, the Corporation's fully diluted earnings per share increased to $.40 per share from $.07 in fiscal 1996, when the Corporation established the reserve for the Pennsylvania plant closing. The trading price of the Common Stock increased from $1.75 at the end of fiscal 1996 to $2.875 at the end of fiscal 1997.

     Bonuses

     The Corporation's employment agreements with each of its two executive officers provide for a percentage of the Corporation's
"adjusted pre-tax income" to be paid to each executive officer as a cash bonus. "Adjusted pre-tax income" excludes from the amount available for bonuses, extraordinary gains on asset sales, dividends on the Series C Preferred, the reserve for closing the Pennsylvania plant, and interest expense as a result of redemption payments to the Corporation's Series C Preferred stockholders. The cash bonus is determined according to a linear regression formula, which allocates a higher percentage of the Corporation's earnings to the cash bonus as the Corporation's overall earnings increase. Use of the formula creates a consistent incentive for the executive to maximize corporate earnings. The cash bonuses to the executive officers represented approximately 13.7% of the Corporation's adjusted pre-tax income for fiscal 1997. Mr. Dreher earned a cash bonus of $389,500, representing
10.5% of the Corporation's adjusted pre-tax income for fiscal 1997.

     Under the terms of his employment agreement, Mr. Dreher is entitled to a stock bonus calculated as a percentage of his cash bonus. The value so calculated is to be paid in the form of newly issued shares of Common Stock, based on the closing bid price reported for the Common Stock on the last trading day of the fiscal year. The stock bonus provides an additional incentive to maximize annual earnings while increasing his ownership interest in the Corporation and commonality of interest with stockholders. The stock bonus is also intended to recognize that Mr. Dreher is directly involved in a wide range of day-to-day operational activities in addition to his responsibility for developing the Corporation's overall strategic policies. The Committee generally has not recommended awards of stock options to executives whose employment contracts provide for a potential stock bonus. For fiscal 1997, Mr. Dreher earned a stock bonus of $230,974, equal to 59.3% of his cash bonus, which was waived.

     Long-term Incentive Compensation

     The Corporation's primary incentive for long-term performance has been stock options granted under its employee stock incentive plans.
The Committee believes that stock options are an excellent means of aligning the interests of its key employees with those of shareholders by providing awards intended to reward option recipients for the Corporation's long-term growth. The Corporation's 1993 Long Term
Incentive Stock Plan for Employees, which was approved by stockholders at the 1994 Annual Meeting, gives the Compensation Committee greater flexibility in structuring other forms of stock-based incentive compensation than did prior plans.

                              THOMAS M. LEVINE
                              JOSEPH L. PONCE
                              MARY F. GLASSCOCK



                        EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Corporation for the fiscal years ended August 30, 1997, August 31,
1996, and September 2, 1995, to the Corporation's Chief Executive
Officer and the most highly compensated executive officers as to whom total cash and cash-equivalent remuneration exceeded $100,000 during fiscal 1997.

                          Summary Compensation Table
                                                                                       Long Term
                                          Annual Compensation                        Compensation
                                                                                        Awards
                                                                                      Securities
Name and Principal           Fiscal                             Other Annual          Underlying             All Other
    Position                  Year      Salary        Bonus     Compensation(1)    Options/SARS (#)       Compensation(2)
Donald D. Dreher              1997    $275,000      $389,500     $     -0-               -0-                 $3,509
President and Chief           1996     264,000       156,233           -0-               -0-                  3,734
Executive Officer             1995     242,000        88,155           -0-               -0-                  2,901

Joseph G. Hill                1997    $161,250      $119,843     $     -0-               -0-                 $3,109
Vice President - Finance,     1996     155,000        43,891           -0-               -0-                  3,305
Chief Financial Officer,      1995     150,917        39,435           -0-               -0-                  3,018
Treasurer & Secretary


(1) Certain perquisites provided to each of the named executive officers totaled less than 10 percent of each officer's total salary and bonus.

(2) All amounts represent the Corporation's contributions to its defined contribution plan.

Stock Option Grants

     No stock options were awarded to the Chief Executive Officer and the other named executive officers during fiscal 1997.

     The following table sets forth certain information regarding options exercised by the Chief Executive Officer and the named executive officers during fiscal 1997 and unexercised stock options held by them as of August 30, 1997.


           Aggregated Option Exercises in Fiscal 1997 and
                     Year-End Stock Option Values
                        Shares                      Number of Securities         Value of Unexecised
                       Acquired        Value       Underlying Unexercised            In-the-Money
                     on Exercise      Realized     Options/SARs at 8/30/97        Options/SARs at 8/30/97
Name                      (#)           ($)       Exercisable/Unexercisable   Exercisable/Unexercisable(1)
Donald D. Dreher          -0-          $-0-              445,903/-0-                   $507,157/$0

Joseph G. Hill            -0-           -0-              157,968/-0-                    195,664/0
_______________________

(1) Market value of underlying securities at year-end, minus the exercise or base price.

     At August 30, 1997, the Corporation had options for 939,099 shares of Common Stock outstanding at an average exercise price of $1.90 per share.

Employment Agreements

     The Corporation currently has employment agreements with Messrs. Dreher and Hill (the "Employment Agreements"). The Employment Agreements generally have one- or two-year terms and may be extended by the Board of Directors. The Employment Agreements provide for base salary, a bonus related to the Corporation's performance (as more fully described below), certain perquisites, and other benefits generally available to the Corporation's employees. If the executive officer's employment with the Corporation terminates for any reason other than expiration of the Employment Agreement, death, illness or disability, for cause (as defined), or voluntary cessation by the officer, the Employment Agreement entitles the officer to the balance of his base salary plus a pro rata portion of the cash bonus the officer would have earned during the year of termination. The Employment Agreements also contain a noncompetition covenant for one year if employment terminates for any of the reasons listed in the preceding sentence.

     The Employment Agreement with Mr. Dreher expires August 31, 2000 and provides for an initial annual salary of $275,000, which will be reviewed annually. Mr. Dreher can earn an annual cash bonus under a formula based on the Corporation's adjusted net pre-tax income (as defined). Mr. Dreher also earns a stock bonus equal to 59.3% of his cash bonus, which was waived for fiscal 1997. The stock bonus is payable in shares of Common Stock having an aggregate market value equal to the closing bid price for the Common Stock reported on the Nasdaq SmallCap Market on the last trading day of the Corporation's fiscal year.

     The Employment Agreement with Mr. Hill expires on August 31, 1999, and provides for an initial annual salary of $170,000, which is reviewed annually. Mr. Hill can earn an annual cash bonus under a formula based on the Corporation's adjusted net pre-tax income (as defined). Mr. Hill also earns a stock bonus equal to 45.45% of his cash bonus, up to a maximum of 25% of his annual salary. Mr. Hill's stock bonus was waived for fiscal 1997. The stock bonus is payable in shares of Common Stock having an aggregate market value equal to the closing bid price of the Corporation's stock reported on Nasdaq SmallCap Market on the last trading day of the fiscal year.

Severance Agreements

     The Corporation has entered into contracts (the "Severance Agree-ments") with Donald D. Dreher and Joseph G. Hill (the "Covered Officers") to provide an additional incentive for Messrs. Dreher and Hill to remain in the employ of the Corporation in the event of a change in control of the Corporation or the possibility thereof.
These Severance Agreements were not entered into because of any belief by management that a change in control of the Corporation was imminent.

     The Severance Agreements had an initial three-year term beginning January 1, 1988 and automatically renew for additional three-year periods unless the Corporation gives notice not later than September 30th of the year preceding expiration that it does not wish to extend the Severance Agreement. The Severance Agreements have been automatically renewed through December 31, 1999.

     The Severance Agreements provide for the payment of compensation to the Covered Officers (a) upon the termination of a Covered Officer's employment other than for cause after a change in control of the Corporation, as defined in the Severance Agreement, occurs; (b) if a change in control of the Corporation occurs within nine months after such termination; or (c) if the Covered Officer terminates his employment after the 60-day period immediately following a change in control.

     Compensation to be paid under the Severance Agreements includes
(a) the unpaid balance of the Covered Officer's base salary through the date of termination; (b) an amount equal to three times the Covered Officer's annual base salary (present valued to a lump sum) plus the most recent cash bonus paid to the Covered Officer; and (c) all legal fees and expenses incurred by the Covered Officer resulting from termination. However, the amount of compensation to be paid under the Severance Agreement will be reduced, if necessary, to $1.00 below the amount of benefits that the Corporation can properly deduct under Section 280G(a) of the Internal Revenue Code of 1986, as amended. If the Covered Officer dies or terminates his own employment for any reason within the 60-day period immediately following a change in control, the Corporation will pay the Covered Officer his full base salary through the date of termination plus all other compensation to which he is entitled under any plan, agreement or arrangement of the Corporation, and the Corporation will have no further obligations to the Covered Officer under the Severance Agreement. The Covered Officers will not be required to seek other employment, and compen-sation will not be reduced by any income received from other sources.

Compensation of Directors

     The Corporation's nonemployee directors receive a retainer of $1,500 per month and $1,350 for each board meeting attended ($200 for a telephonic board meeting). In addition, nonemployee directors who attend an Audit or Compensation/Stock Option Committee meeting receive $200 per meeting, and each committee chairman receives an additional $200 per meeting. Nonemployee members of the Long Range Planning Committee receive $850 per meeting attended. All directors were reimbursed for travel expenses to attend Board or committee meetings.

     Under the Corporation's Compensation and Deferral Plan for Outside Directors, a minimum of one-third of the total monthly retainer for the year (or more at the director's option) is paid at the end of the fiscal year in the form of shares of Common Stock, valued at the closing bid price for the Common Stock on the last trading day of the fiscal year. For fiscal 1997, the stock portion of the monthly retainer was valued at $2.875 per share. Each of the Corporation's three nonemployee directors who served for the entire year received 2,087 shares of Common Stock. The three nonemployee directors who served less than the entire year received a proportionally smaller number of shares, based on the number of months they held office.

     Under the Corporation's Nonemployee Directors Stock Option Program (the "Program"), each nonemployee director automatically received an option for 6,000 shares on the March 15th next following initial election and an option for 1,000 shares on the March 15 following election in each subsequent year. Nonemployee directors in office on May 5, 1987 received an initial option for 5,000 shares plus 1,000 shares for each year in office before 1987. The Board of Direc-tors had no discretion with respect to awards under the Program.

      All options granted under the Program have an exercise price equal to the closing bid price for the Common Stock on the Nasdag SmallCap Market on the date of the grant of the options. The exercise price for the options granted on March 15, 1997, was $2.81 per share. Options become exercisable with respect to one-half of the shares on the first anniversary of the grant and fully exercisable on the second anniversary of the grant.

     The Program expired in 1997, and the Board is submitting a new plan providing for automatic grants of options to nonemployee directors for stockholder approval at the Annual Meeting. See
"Proposal to Approve 1998 Stock Option Plan for Independent
Directors."

Common Stock Performance

     The following graph illustrates the cumulative total return to stockholders for the five-year period ended August 31, 1997 for the Corporation's Common Stock, the Nasdaq Stock Market (U.S.) Index, and a peer group of eight comparable furniture manufacturers.






                         [Performance Graph]











                                          Cumulative Total Return
                            _____________________________________
                              8/92   8/93  8/94  8/95  8/96  8/97

DMI FURNITURE, INC.           100     150   125    83   117   192
PEER GROUP                    100     133   133   117   131   168
NASDAQ STOCK MARKET-US        100     132   137   185   209   291


     The graph above assumes $100 was invested on August 31, 1992 in the Corporation's Common Stock, the Nasdaq Stock Market (U.S.) Index and the stock of the peer group companies (on a market-capitalization-weighted basis), and assumes reinvestment of dividends. Figures shown are for years ended August 31. The peer group companies are Bassett Furniture Industries, Inc., Bush Industries, Inc., Chromcraft Revington, Inc., Ladd Furniture, Inc., La-Z-Boy Chair Co., Pulaski Furniture Corporation, Rowe Furniture Corporation, and Stanley Furniture, Inc.

 PROPOSAL TO APPROVE 1998 STOCK OPTION PLAN FOR INDEPENDENT DIRECTORS

     On December 10, 1997, the Board of Directors adopted the 1998 Stock Option Plan for Independent Directors (the "Plan") and directed that the Plan be submitted for stockholder approval at the 1998 Annual Meeting. The Plan provides that each year options to purchase a fixed number of shares of Common Stock will be granted automatically to each director of the Corporation who is not an employee of the Corporation (and therefore is not eligible to receive options or other stock-based grants under the 1993 Long Term Incentive Stock Plan for Employees). A maximum of 100,000 shares of Common Stock, or 3.2% of the number of shares issued and outstanding as of the Record Date, has been authorized for issuance under the Plan.

     The purpose of the Plan is to foster a common interest between the Corporation's directors and stockholders by providing compensation that will reward long-term growth in stockholder value. The Plan was adopted to replace the Corporation's 1987 Stock Option Program for Nonemployee Directors (the "1987" Plan), which expired in 1997. The terms of the proposed Plan are substantially similar to the 1987 Plan.

     The following description of provisions of the Plan is only a summary. Before voting, stockholders should also carefully read the complete text of the Plan, which is attached as Appendix A to this Proxy Statement.

Summary of the Program

     The Plan is effective as of December 10, 1997, but is subject to the approval of stockholders at the 1998 Annual Meeting. Options can be granted under the Plan until April 2, 2008. Options granted before April 2, 2008 may extend beyond that date in accordance with the terms and provisions of the Plan.

     All directors who have been elected by the Corporation's stockholders and who are not employees of the Corporation ("Independent Directors") will be entitled to receive grants of options under the Plan. Of the nominees for election as directors at the Annual Meeting, Mrs. Glasscock and Messrs. Levine, Ponce, Dieruf, Martin and Pulliam will be eligible to receive options under the Plan. The Plan will be administered by the Board of Directors, but the Board has no discretion to determine who will receive grants of options, the number of shares of Common Stock subject to options, or the terms or conditions upon which options may be granted or exercised.

     A maximum of 100,000 shares of Common Stock can be issued under the Plan. These shares may be either authorized and unissued shares or issued shares reacquired by the Corporation. If a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other similar event occurs that would change the Common Stock, the number of shares subject to any option and the exercise price per share will be automatically adjusted in proportion to any resulting increase or decrease in the number of outstanding shares of Common Stock. When options terminate before exercise for any reason, the shares underlying the terminated options will again be available for the grant of options under the Plan.

     The Plan provides that each Independent Director in office on March 15 of any year during the term of the Plan will automatically receive an option for 1,000 shares on that date. The Plan specifically grants an option for 1,000 shares to each of the Corporation's six Independent Directors in office as of March 15, 1998, subject to stockholder approval of the Plan at the Annual Meeting. An Independent Director who joins the Board for the first time also will automatically receive an option for 5,000 shares on the March 15th immediately following his or her initial election by the Corporation's stockholders. Each option granted under the Plan has a term of ten years.

     All options granted under the Plan have an exercise price equal to the closing bid price of Common Stock reported on the NASDAQ Small Cap Market as of the date of grant. If the Common Stock is listed on the Nasdaq National Market or an exchange in the future, the exercise price would be based on the closing sales price of the Common Stock on the date of grant. An Independent Director may pay the exercise price in cash or in shares of Common Stock owned for at least six months, which will be valued at market value on the date of exercise.

     An Independent Director may transfer options only to (i) the Independent Director's spouse or lineal descendants, (ii) trusts for the exclusive benefit of the Independent Director and/or his or her immediate family members, or (iii) a partnership or limited liability company in which the Independent Director and/or his or her immediate family members hold all ownership interests. Options may be transferred only if no consideration is paid for any such transfer. Once transferred, subsequent transfers of the option are prohibited other than upon the death of the holder. Otherwise, the terms and conditions of the Plan continue to apply to an option after it is transferred to transferee.

     The Plan may be amended by the Board of Directors in certain limited circumstances. Stockholders must approve any amendment that would change (i) the total number of shares that can be issued under the Plan, (ii) the persons eligible to receive option grants, (iii) the exercise price, (iv) the period when options may be granted or exercised, or (v) the requirement that the Plan be administered by the Board of Directors.

Tax Information

     All options granted under the Plan will be non-qualified stock options ("NSO's"). The holder of NSO's will not recognize taxable income as a result of an option grant because the options have no readily ascertainable fair market value. However, upon the exercise of an NSO, the optionee will recognize ordinary income in an amount equal to the difference between (i) the fair market value of the shares subject to the NSO on the date of exercise, and (ii) the exercise or purchase price. Such amount is subject to applicable withholding requirements and is deductible for tax purposes by the Corporation.

     Independent Directors who receive shares of Common Stock upon the exercise of an option received under the Plan will not recognize ordinary income at that time unless (i) the Independent Director makes an election under Section 83(b) of the Internal Revenue Code or (ii) any profit earned upon the sale of the shares by the Independent Director is no longer subject to forfeiture as a prohibited short swing profit under Section 16(b) of the Exchange Act. Instead, the Independent Director will recognize ordinary income equal to the fair market value of the shares received on exercise (less the exercise price paid for the shares, if any) on the first day that the sale of the shares is no longer subject to forfeiture under Section 16(b) of the Exchange Act. The Corporation will generally become entitled to a deduction of an equal amount for federal income tax purposes at that time, provided that applicable tax withholding requirements have been satisfied.

     An Independent Director may choose to elect under Section 83(b) of the Code to recognize income at the time the Independent Director receives the shares upon exercise of an option. The amount so recognized will be taxed as ordinary income to the Independent Director, and will be equal to the difference between the option price and any higher fair market value of the shares of the Common Stock,
generally on the date of exercise.   The Corporation will generally be
entitled to a deduction of an equal amount for federal income tax purposes at that time, provided that applicable tax withholding requirements have been satisfied. The Independent Director must make a
Section 83(b) election no later than thirty days after receipt of the shares.

     Any gain or loss realized upon the sale of shares acquired upon the exercise of an option generally will be taxed as capital gain or loss. Whether the gain or loss is long-term or short-term will depend on the period the option recipient has held the shares. For determining gain or loss, an Independent Director's basis in the shares will generally be the fair market value of such shares determined under either of the procedures set forth above.

     Approval of the Plan requires the affirmative vote by holders of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting. Abstentions will have the same effect as votes cast against the proposal. Broker nonvotes will not be counted for purposes of whether the proposal is approved.

     The Board of Directors recommends that stockholders vote FOR the proposal to approve the 1998 Stock Option Plan for Independent
Directors.

                          NEW PLAN BENEFITS

     The following table sets forth the number of shares that would be payable to the Corporation's non-executive directors in fiscal 1998 under the proposed 1998 Stock Option Plan for Independent Directors.

                            1998 Stock Option Plan for Independent Directors
Name and Position
                                Dollar Value ($)          Number of Units



Donald D. Dreher,
  Chief Executive Officer
  and Director                       NA                           NA


Joseph G. Hill,
  Chief Financial Officer
  and Director                       NA                           NA


Executive Officer Group
  (2 persons)                        NA                           NA


Non-Executive Director Group
  (6 persons)                        *                            6,000


Non-Executive Officer Employee
  Group (11 persons)                 NA                           NA

_________________________
* The exercise price of the options to be granted would be equal to the closing bid price of the Common Stock on March 13, 1998.

                     PROPOSAL TO APPOINT AUDITORS

     In the absence of designation to the contrary, shares of Common Stock represented by proxies on the accompanying form will be voted in favor of the appointment of Arthur Andersen LLP as auditors of the Corporation for its 1998 fiscal year. The approval of auditors by the stockholders is not required by law or by the Corporation's by-laws. The Board of Directors is submitting this matter to the stockholders in the belief that it is good practice to do so. Approval of the proposal requires the affirmative vote of a majority of the shares of Common Stock present and voting on the proposal. Abstentions will have the same effect as a vote against the proposal. Broker nonvotes will not be counted for purposes of whether the proposal is approved. If the proposal is not approved, the Board will appoint other auditors as soon as it is practicable to do so. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer questions that might be presented at the meeting.

                               GENERAL

Stockholder Proposals for 1999 Annual Meeting

     If a proposal of a security holder for the 1999 Annual Meeting of Stockholders is to be included in the Corporation's proxy statement for that year, it must be received by the Corporation no later than September 4, 1998.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Exchange Act requires the Corporation's executive officers and directors and persons who own more than 10% of the Corporation's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission. Reporting Persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons, the Corporation believes that during fiscal 1997, all the Reporting Persons complied with all applicable filing requirements.

Other Business

     Management knows of no business that will be presented at the Annual Meeting other than the election of Directors. However, if other matters come before the Annual Meeting, it is the intention of the proxy holders to vote upon the matters in accordance with their judgment on such matters.

     You are urged to complete, sign and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed which requires no postage if mailed in the United States.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   Joseph G. Hill, Secretary

Louisville, Kentucky
February 18, 1998


                             Appendix  A


                        DMI FURNITURE, INC.
                          (the "Company")

           1998 Stock Option Plan for Independent Directors


1.   Purpose.

     The purpose of the 1998 Stock Option Plan for Independent
Directors (the "Plan") is to foster a common interest between the Company's independent directors and stockholders by providing compensation intended to reward long-term growth in stockholder value through automatic grants of stock options to its independent directors.

2.   Shares Subject to the Plan.

     The aggregate number of shares of the Company's common stock, par value $.10 per share ("Shares"), that may be issued under the Plan shall not exceed 100,000 Shares, subject to adjustment pursuant to
Section 6 of the Plan. Shares to be issued under the Plan shall be made available either from authorized but unissued Shares or from
Shares issued and reacquired by the Company.   If options are for any
reason cancelled, or expire or terminate unexercised, the Shares covered by such options shall again be available for the grant of options within the limits provided by the preceding sentence.

3.   Eligibility.

     All directors who have been elected by the Company's stockholders and who are not employees of the Company ("Independent Directors") are entitled to receive grants of options under the Plan.

4.   Grant of Options.

     Subject to the approval of this Plan by the Company's stockholders and the other terms and conditions of this Plan:

     a. Each Independent Director elected for the first time after approval of the Plan by the Company's stockholders shall automatically be granted an option for 5,000 Shares on the March 15th immediately following initial election.

     b. Each Independent Director in office on March 15 of any year during the term of the Plan shall automatically be granted an option for 1,000 Shares on such date.

     c. Each Independent Director in office on March 15, 1998 shall automatically be granted an option for 1,000 Shares as of that date, subject to the approval of the Plan by the Corporation's stockholders, which approval shall also constitute approval of the options granted as of March 15, 1998.

5.   Terms and Conditions of Options.

     As soon as practicable after each grant of options pursuant to the Plan, the Company and the Independent Director shall enter into an option agreement evidencing the options granted. Any provision of an option agreement between the Company and an Independent Director that conflicts directly with the terms and conditions of this Plan shall be of no force or effect

     a.   Option Price.   The option price for options granted under
the Plan shall be the Fair Market Value of the Common Stock on the date of the grant of such options. If the date of grant is not a trading day, the option price shall be the Fair Market Value of the Common Stock as of the last trading day before the date of the grant. The Fair Market Value of the Common Stock shall mean the closing bid price of Common Stock reported on the Nasdaq SmallCap Market, or the closing sales price for the Common Stock reported on the Nasdaq National Market or the principal exchange on which the Common Stock may then be listed.

     b. Payment. The option price shall be payable in cash or in shares of Common Stock owned by the Independent Director for at least six months before the date the option is exercised, which shall be valued at the Fair Market Value of the Common Stock on the date of exercise. No Shares shall be issued until full payment has been made. A holder of an option shall have none of the rights of a stockholder until certificates for the Shares are issued.

     c. Period of Options. Each option shall expire ten years from the date of the grant of the option and shall be void and unexercisable thereafter, unless earlier terminated as provided herein.

     d.   Exercise of Options.

          (i) No option may be exercised before the later of the date of approval of the Plan by the Company's stockholders and the first anniversary of the grant. Options for no more than 50% of the Shares subject to the options may be exercised before the second anniversary of the grant. Options for 100% of the Shares subject to the options may be exercised on or after the second anniversary of the grant.

          (ii) No option shall be exercised for fewer than 25 Shares unless the total number of Shares remaining unpurchased under the option is fewer than 25.

     e.   Transfer of Options.

          (i) Except as provided in subsection (ii), an option granted under the Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the Independent Director to whom granted, may be exercised only by such Independent Director.

          (ii) Subject to any restrictions under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") or under the form appropriate for the registration of employee stock options under the Securities Act of 1933, the Independent Director may transfer the options to (i) the Independent Director's spouse or lineal descendants ("Immediate Family Members"), (ii) trusts for the exclusive benefit of the Independent Director and/or his or her Immediate Family Members, or (iii) a partnership or limited liability company in which the Independent Director and/or his or her Immediate Family Members are the only partners or members, as applicable; provided that (a) there may be no consideration for any such transfer and (b) subsequent transfers of any transferred option shall be prohibited other than by bequest or the laws of descent and distribution. Following transfer, an option shall continue to be subject to the terms and conditions of this Plan that were applicable immediately before transfer, except that for purposes of Section 5(f), after the Independent Director who transfers the options ceases to serve as a director of the Corporation, the transferee may exercise the transferred option after the death or retirement of the Independent Director only to the extent that the option could have been exercised by such Independent Director or his legal representatives or beneficiaries if the option had not been transferred.

     f.   Termination of Service.

          (i) If an Independent Director ceases to serve as a director, other than by reason of death or retirement with the permis-sion of the Board or in accordance with any age qualifications contained in the Company's by-laws, the Independent Director may exer-cise only those options that were exercisable by him at the date of his termination of service as a director. Any option held by such Independent Director shall expire unless exercised within six months from the date of termination of the Independent Director's service.

          (ii) If an Independent Director retires from service as a director with the permission of the Board or in accordance with any age qualifications contained in the Company's by-laws, his options will become immediately exercisable for all of the Shares subject to the option whether or not the options would otherwise have been fully exercisable on the date of his retirement. The retired Independent Director may exercise the options at any time during their remaining term.

          (iii) If an Independent Director dies while serving as a director of the Company or after retirement with the permission of the Board or in accordance with any age qualifications contained in the Company's by-laws, his legal representatives or beneficiaries may exercise his options for all of the Shares subject to the options at any time during the remaining term of the options.

          (iv) If an Independent Director dies during the six months after the date of his termination of service as a director other than by reason of retirement with the permission of the Board or in accordance with any age qualifications contained in the Company's by-laws, his options may be exercised by his legal representatives or beneficiaries at any time within one year after the date of his death, for the number of Shares for which the options were exercisable at the date of termination of his service as a director.

6.   Adjustment in the Event of Recapitalization of the Company.

     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure of the Company that results in an increase or decrease in the number of Shares outstanding without receipt of consideration by the Company, the number of Shares subject to any option and the option price will be automatically adjusted in proportion to any increase or decrease in the number of outstanding Shares. If the stated par value of the Shares is changed or eliminated, the class of shares resulting from such event will be deemed to be the Shares within the meaning of the Plan.

     The Company's issuance of shares of its capital stock for consideration will not affect the number of Shares subject to an option or the option price, and neither the number of Shares subject to an option nor the option price under this Plan will be adjusted upon such issuance.

7.   Change in Control.

     Upon a Change in Control in the Company, all options previously granted and not exercised shall become immediately exercisable to the same extent and in the same manner as if they had become exercisable in accordance with the provisions of the Plan relating to the period of options and to termination of service.

     For purposes of the Plan, a "Change in Control" of the Company shall be deemed to have occurred if:

     a. Any "person" (as that term is used in Sections 13(d) and 14(b) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding capital stock after the date this Plan is approved by the Company's stockholders through the acquisition of additional shares of the Company's capital stock other than as a result of the issuance of shares by the Company in connection with any stock compensation plan for the benefit of the Company's directors or employees, or any stock split, stock dividend, or other event described in Section 6;

     b. During any period of two consecutive years individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of the Board, unless the nomination of each new director for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

     c. Upon the consummation of (a) any merger or consolidation of the Company in which the Company would not be the surviving corporation, or pursuant to which Shares are converted to cash, securities or other property, other than a merger of the Company in which holders of Shares have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all, or substantially all, of the assets of the Company, provided the Company shall deliver written notice of the date of consummation of any transaction described in (a) or (b) to each Independent Director at least ten days prior to consummation;

     d.   Any person (other than the Company or any Independent
Director) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control of the Company.

8.   Administration of the Plan.

     The program will be administered by the Board of Directors. Under no circumstances, however, will the Board of Directors have discretion to determine which Independent Directors will receive grants of options, the number of Shares subject to such options, or the terms or conditions upon which options may be granted or exercised.

9.   Amendment of the Plan.

     The Plan may be amended by the Board of Directors, except that stockholder approval is required for any amendment that would change
(i) the total number of Shares as to which options may be granted,
(ii) persons eligible to receive grants of options under the Plan,
(iii) the option price, (iv) the period during which options may be granted or exercised, or (v) the requirement that the Plan be administered by the Board of Directors. The Board of Directors shall not amend the Plan to confer any discretion on the Board as to persons eligible to receive grants of options, the number of Shares subject to such options, or the terms and conditions upon which such options may be granted or exercised.

10.  Approval of Stockholders; Termination.

     The Plan will not take effect until adopted by the Board and approved by holders of a majority of the outstanding Shares. The Plan shall terminate on the tenth anniversary of approval of the Plan by the Company's stockholders, but the termination of the Plan shall not affect the period of any option that has not been exercised.




                       DMI FURNITURE, INC. ("DMI")

                   Proxy for 1998 Annual Meeting of
                             Stockholders


          THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS



     The undersigned hereby appoints Donald D. Dreher and Joseph G. Hill, or either of them (with full power to act alone), my proxy, with full power of substitution, to represent me and vote all of the stock of DMI held of record or which I am otherwise entitled to vote, at the close of business on February 18, 1998, at the Annual Meeting of its Stockholders to be held at the Seelbach Hotel, 500 South 4th Avenue, Louisville, Kentucky on Thursday, April 2, 1998, at 10:00 a.m., local time, and at any adjournments thereof, with all the powers the undersigned would possess if personally present, as follows:

     1.   ELECTION OF CLASS I DIRECTORS [by Common Stockholders only]:

               _____ FOR Donald D. Dreher, Joseph G. Hill, Thomas M. Levine, Joseph L. Ponce, Thomas A. Dieruf and David M. Martin, the nominees (except as listed below)

               _____ WITHHOLD AUTHORITY to vote for the nominees.

          (INSTRUCTION:  To withhold authority to vote for any
          individual nominee, write the nominee's name on the line
          below.)
          ____________________________________________________________

     2.   ELECTION OF CLASS II DIRECTORS [by Series C Preferred
Stockholders only]:

               _____     FOR Mary F. Glasscock and Mark E. Pulliam

               _____     WITHHOLD AUTHORITY to vote for the nominees.

          (INSTRUCTION:  To withhold authority to vote for any
          individual nominee, write the nominee's name on the line
          below.)
          ____________________________________________________________

     3. DIRECTORS OPTION PLAN. Approval of 1998 Stock Option Plan for Independent Directors [by Common Stockholders only].

               _____ FOR      _____ AGAINST       _____ ABSTAIN


     4. AUDITORS. Appointment of Arthur Andersen LLP as auditors for the 1998 fiscal year [by Common Stockholders only]:

               _____ FOR      _____ AGAINST       _____ ABSTAIN

     5. OTHER BUSINESS. In their discretion, the proxies are authorized to act upon such other matters as may properly be brought before the Annual Meeting or any adjournment thereof.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN ITEMS 1 AND 2 AND "FOR" ITEMS 3 AND 4.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED AND IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT. IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE
NOMINEES LISTED IN ITEMS 1 AND 2 AND "FOR" ITEMS 3 AND 4.

                                        Please sign exactly as name
                                        appears at left.  When shares
                                        are held by joint tenants,
                                        both should sign.  When
                                        signing as attorney, as exec-
                                        utor, administrator, trustee
                                        or guardian, please give full
                                        title as such.  If a
                                        corporation, please sign in
                                        full corporate name by
                                        President or other authorized
                                        officer.  If a partnership,
                                        please sign in partnership
                                        name by authorized person.



Dated____________________, 1998        _____________________________________
                                       Signature

PLEASE MARK, SIGN, DATE
AND RETURN THIS PROXY                  _____________________________________
CARD PROMPTLY USING THE                Additional signature, if held
ENCLOSED ENVELOPE.                     jointly